Exhibit 10.1

TERMINATION OF INTERCOMPANY AGREEMENTS
Compuware Corporation, a Michigan corporation (“Compuware”), and Covisint Corporation, a Michigan corporation (“Covisint”), previously entered into the following agreements (collectively, the “Intercompany Agreements”): (i) Amended and Restated Employee Benefits Agreement, dated as of May 13, 2013; (ii) Amended and Restated Compuware Services Agreement, dated as of May 13, 2013; (iii) Amended and Restated Intellectual Property Agreement, dated as of May 13, 2013; (iv) Amended and Restated Shared Services Agreement, dated as of May 13, 2013, and (v) Registration Rights Agreement, dated as of September 20, 2013.
In connection with the contemplated distribution by Compuware to its shareholders of all of the Covisint common stock owned by Compuware, the parties wish to terminate the Intercompany Agreements.
Therefore, effective as of October 31, 2014, each of the Intercompany Agreements is terminated, subject to the survival of those provisions that were expressly intended to survive such termination as set forth in the applicable Intercompany Agreement.
Executed by the parties effective as of October 31, 2014.
COMPUWARE CORPORATION

By:    _/s/ Daniel S. Follis, Jr._____________
Name:    Daniel S. Follis, Jr.

Title:	Senior Vice President, General Counsel & Secretary

COVISINT CORPORATION

By:    _/s/ Enrico Digirolamo_______________
Name:    Enrico Digirolamo
Title:    Chief Financial Officer

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